UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington D.C.  20549


                                   FORM 8-K

                                Current Report

                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported): November 6, 1995


                       CLARK REFINING & MARKETING, INC.
            (Exact name of registrant as specified in its charter)


            Delaware               1-11392                   43-1491230
         (State or other      (Commission File           (I.R.S. Employer
  jurisdiction of incorporation)   Number)                Identification No.)

      8182 Maryland Avenue
      St. Louis, Missouri                         63105-3721
      (Address of principal executive offices)   (Zip Code)

       Registrant's telephone number, including are code: (314) 854-9696

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  Item  2.                      Acquisition of Assets.

     On November 6, 1995, Clark USA, Inc. ("Clark USA"), Clark Refining
  & Marketing, Inc.'s (the "Company") parent issued a press release. The following is the text of the press release:

     Clark USA, Inc. today announced two separate merger agreements, one with a subsidiary of Occidental Petroleum Corporation and the other with Gulf Resources Corporation and one of its subsidiaries, which will result in Occidental and Gulf owning 19% and 4% respectively of the shares of Clark USA, Inc. Consequently, The Horsham Corporation's equity in Clark USA will be reduced to 46%.

     The agreements will result in Clark USA acquiring the right to receive approximately 21 million barrels of crude oil over the next six years in exchange for $100 million of cash and the issuance of 6,676,818 new common shares with a value of $146.9 million.

     "These transactions will enable us to achieve the twin aims of significantly improving our balance sheet and strengthening our equity base prior to taking Clark USA to market, which remains one of our strategic objectives," said Paul D. Melnuk, President and Chief Executive Officer of Clark USA.

     "With this increase in our cash flows, we will be in a position to pursue investment opportunities to continue to grow our business," said Melnuk. Earlier this year, the Company more than doubled its refining capacity by the acquisition from Chevron of its 200,000 bbl/day refinery in Port Arthur, Texas.

     Clark USA intends to finance the cash portion of the proposed transactions with the proceeds of a long-term $150 million private financing. The mergers and the financing will require the consent of Clark USA's existing zero coupon bondholders and certain other customary approvals. Closing is expected by the end of 1995.

  Item 5. Other Events.

     On November 6, 1995, Clark USA issued a press release. The following is the text of the press release:

     Clark USA, Inc., announced today the solicitation of consent from holders of its Senior Secured Zero Coupon Notes due 2000, Series A. Consents by holders of record on November 3, 1995 must be executed and delivered in order to receive a consent payment of $30.00 per note. The consent period will terminate on November 17, 1995 at noon (eastern standard time).

     The purpose of the solicitation is (i) to allow Clark USA to issue
  $150 million of new indebtedness, (ii) to permit Clark USA to complete certain transactions with subsidiaries of Occidental Petroleum Corporation (NYSE: OXY) and Gulf Resources Corporation, (iii) to delete the requirement that Clark USA redeem up to one-half of the Zero Coupon Notes upon issuances of its capital stock, and (iv) to allow certain other modifications to the indentures governing the Zero Coupon Notes.

     Additional information regarding the consent solicitation may be obtained from the information agent, Morrow & Co., Inc. (800-662-5200), or from Clark USA.

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                                SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


  Dated: November 10, 1995   CLARK REFINING & MARKETING, INC.




                             By: /s/ Dennis R. Eichholz
                                 ----------------------
                                 Dennis R. Eichholz
                                 Controller and Treasurer

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